Cohen Fund Audit Services, Ltd. 800 Westpoint Pkwy., Ste 1100 Westlake, OH 44145-1524	440.835.8500 440.835.1093 fax
www.cohenfund.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated May 22, 2012, on the statement of assets and liabilities of AlphaClone Alternative Alpha ETF (the “Fund”), a series of ETF Series Solutions, as of April 20, 2012, and to all references to our firm included in or made a part of this Pre-Effective Amendment under the Securities Act of 1933 and Pre-Effective Amendment under the Investment Company Act of 1940 to ETF Series Solutions’ Registration Statement on Form N-1A.

COHEN FUND AUDIT SERVICES, LTD.
Westlake, Ohio
May 22, 2012

Registered with the Public Company Accounting Oversight Board